Exhibit (d)(5)(i)

October 14, 2011

Scott Erie

Vice President

RBC Global Asset Management (U.S.) Inc.

100 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Dear Mr. Erie:

Pursuant to Section 1 of the Sub-Advisory Agreement dated September 30, 2011, between ING Investments, LLC and RBC Global Asset Management (U.S.) Inc. (the “Agreement”) we hereby notify you of our intention to modify the annual sub-adviser fee for ING Mid Cap Value Fund, a series of ING Equity Trust (the “Fund”), effective on October 14, 2011. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

Please signify your acceptance to the modification of the sub-adviser fee for the Fund by signing below where indicated.

Very sincerely,

/s/Todd Modic
Senior Vice President ING Investments, LLC

ACCEPTED AND AGREED TO: RBC Global Asset Management (U.S.) Inc.

By	/s/Carol Kuha
Name	Carol Kuha
Title	COO

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

RBC GLOBAL ASSET MANAGENENT (U.S.) INC.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)
ING Mid Cap Value Fund	0.425% on first $100 million; 0.40% on next $200 million; and 0.35% thereafter

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